Exhibit 99.1

Walker & Dunlop Revenues Grow 12% to $200 Million

Diluted Earnings Per Share Up to $1.33

SECOND QUARTER 2019 HIGHLIGHTS

•	Total transaction volume of $7.3 billion, up 18% from Q2'18
•	Total revenues of $200.3 million, up 12% from Q2'18
•	Net income of $42.2 million, up 3% from Q2'18 and diluted earnings per share of $1.33, up 6% from Q2’18
•	Adjusted EBITDA[1] of $62.6 million, up 25% over Q2'18
•	Servicing portfolio of $89.9 billion at June 30, 2019, up 16% from June 30, 2018
•	Declared dividend of $0.30 per share for the quarter

YEAR-TO-DATE 2019 HIGHLIGHTS

•	Total transaction volume of $13.2 billion, up 20% from 2018
•	Total revenues of $387.8 million, up 19% from 2018
•	Net income of $86.4 million, up 11% from 2018 and diluted earnings per share of $2.72, up 13% from 2018
•	Adjusted EBITDA of $129.3 million, up 27% over 2018

Bethesda, MD – August 7, 2019 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”), one of the fastest growing commercial real estate finance companies in the United States, reported second quarter 2019 total revenues of $200.3 million, an increase of 12% over the second quarter of 2018 and  a second quarter record. Net income for the second quarter of 2019 was $42.2 million, or $1.33 per diluted share, up 3% and 6% from the second quarter of last year, respectively. Second quarter 2019 adjusted EBITDA was $62.6 million, an increase of 25% over the same period in 2018. Total transaction volume grew 18% from the prior-year quarter to $7.3 billion, with mortgage banking volume up 9% and property sales volume up 128%. The Company’s Board of Directors declared a $0.30 per share dividend for the third quarter of 2019.

“The second quarter of 2019 was another period of strong financial performance for Walker & Dunlop, as our team, brand and execution of strategic initiatives continued to drive top and bottom-line growth,” commented Willy Walker, Chairman and Chief Executive Officer. “The current macro economic environment, with low interest rates and limited inflationary pressures, is an extremely positive backdrop for our business that should continue to benefit asset owners and attract large amounts of capital into commercial real estate. These economic drivers, coupled with the consistent hiring of new mortgage bankers and property sales brokers to our platform, drove Q2 total transaction volume to $7.3 billion, an increase of 18% year over year. 16% growth in our loan servicing portfolio was a key driver of our second quarter net income and strong diluted earnings per share of $1.33, up 6% from Q2’18, and exceptional adjusted EBITDA of $63 million, up 25% from Q2’18.”

Mr. Walker continued, “Walker & Dunlop’s big company capabilities coupled with the touch and feel of a family business is what makes our client experience and company unique.  These differentiators have allowed us to attract top talent to our platform, build our client base to include the largest owners and operators of commercial real estate in the country, and continue to deliver strong financial performance to our shareholders year after year. We are extremely focused on the opportunities ahead to continue growing our company and creating value for our employees, clients, and shareholders.”

SECOND QUARTER 2019 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q2 2019	Q2 2018	$ Variance	% Variance
Fannie Mae	$2,357,560	$2,269,544	$88,016	4%
Freddie Mac	1,532,939	1,316,491	216,448	16
Ginnie Mae - HUD	191,502	230,710	(39,208)	(17)
Brokered	1,945,006	1,656,348	288,658	17
Principal Lending and Investing[2]	177,844	236,355	(58,511)	(25)
Mortgage banking volume	$6,204,851	$5,709,448	$495,403	9%
Property sales volume	1,101,518	483,575	617,943	128
Total transaction volume	$7,306,369	$6,193,023	$1,113,346	18%

Discussion of Results:

•

We continue to see high demand for debt financing due to the strength of the U.S. commercial real estate market, strong macro conditions, and low interest rate environment. In addition, steady household formation and a lack of supply of single-family housing is driving persistent demand for multifamily rental properties. In the second quarter of 2019, 90% of our mortgage banking volume was for multifamily properties.

•

Fannie Mae and Freddie Mac origination volumes benefitted from continued strong market activity by the GSEs combined with our brand and reputation as a top GSE lender, which allowed our team to capture significant deal flow.

•

The second quarter 2019 decline in HUD volume is not indicative of any broad market trends or weakening demand for HUD loans. We remain focused on increasing the number of mortgage bankers on our platform with HUD expertise, having added teams in Chicago and Philadelphia already this year.

•	The increase in brokered loan originations reflects the growth in our team of mortgage bankers, continued market demand for all commercial real estate property types, and strong execution by our team.
•

The decrease in principal lending and investing volume, which includes interim loans, originations for JCR separate accounts, and joint venture equity investments, was primarily due to a year-over-year decrease in interim loans originated for our balance sheet in the quarter.

•

The substantial increase in property sales volume was the result of the investments we have made to expand the number of property sales brokers on the platform, including the addition of teams in three new markets in 2018, coupled with strong fundamentals supporting the multifamily market and continued investor appetite for multifamily assets.

MANAGED PORTFOLIO
(dollars in thousands)	Q2 2019	Q2 2018	$ Variance	% Variance
Fannie Mae	$38,236,807	$33,606,531	$4,630,276	14%
Freddie Mac	31,811,145	28,197,494	3,613,651	13
Ginnie Mae - HUD	10,066,874	9,653,432	413,442	4
Brokered	9,535,470	6,232,255	3,303,215	53
Principal Lending and Investing	246,729	131,029	115,700	88
Total servicing portfolio	$89,897,025	$77,820,741	$12,076,284	16%
Assets under management	1,595,446	932,318	663,128	71
Total Managed Portfolio	$91,492,471	$78,753,059	$12,739,412	16%
Weighted-average servicing fee rate (basis points)	23.4	25.4
Weighted-average remaining servicing portfolio term (years)	9.8	9.8

Discussion of Results:

•

During the second quarter of 2019, we added $2.2 billion of net loans to our servicing portfolio, nearly all of which were Fannie Mae and Freddie Mac loans. Over the past 12 months, we added $12.1 billion of net loans to our servicing portfolio, 68% of which were Fannie Mae and Freddie Mac loans.

•

Our servicing portfolio has experienced steady growth over the past year due to our significant mortgage banking volumes, relatively few maturities, and an acquisition of a small debt brokerage company and its related servicing in the fourth quarter of 2018.

•

The decrease in the weighted-average servicing fee was the result of the net addition of $7.3 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $4.6 billion of Fannie Mae loans serviced during the past 12 months, as Fannie Mae loans have the highest servicing fees of all the loan types we service because we share in the risk of loss. Additionally, the weighted-average servicing fee on our Fannie Mae originations has declined over the past 12 months and is less than the weighted-average servicing fee of Fannie Mae loans that have matured or prepaid over the past year. The decrease in the weighted-average servicing fee of Fannie Mae loans over the past year is largely due to intense competition for new loans and tighter credit spreads.

•	Only $3.8 billion of Agency loans in our servicing portfolio with a weighted-average servicing fee of 23.9 basis points are scheduled to mature over the next two years.
•	We added net mortgage servicing rights (“MSRs”) of $10.1 million during the quarter and $49.1 million over the past 12 months.
•	The MSRs associated with our servicing portfolio had a fair value of $874.0 million as of June 30, 2019, compared to $842.6 million as of June 30, 2018.
•

Assets under management as of June 30, 2019 consisted of $1.0 billion of loans and funds managed by our registered investment adviser, JCR Capital Investment Corporation, and $574.4 million of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust. The year-over-year increase is related to JCR Capital’s fundraising activity over the past 12 months and growth in the interim loan portfolio.

REVENUES
(dollars in thousands)	Q2 2019	Q2 2018	$ Variance	% Variance
Loan origination fees	$65,610	$55,193	$10,417	19%
Gains attributable to MSRs	41,271	47,044	(5,773)	(12)
Gains from mortgage banking activities	106,881	102,237	4,644	5
Servicing fees	53,006	49,317	3,689	7
Net warehouse interest income, LHFS	210	1,482	(1,272)	(86)
Net warehouse interest income, LHFI	6,201	910	5,291	581
Escrow earnings and other interest income	14,616	9,276	5,340	58
Property sales broker fees	5,752	3,758	1,994	53
Other revenues	13,659	11,224	2,435	22
Total revenues	$200,325	$178,204	$22,121	12%
Key revenue metrics (as a percentage of mortgage banking volume):
Origination related fees[3]	1.08%	1.00%
Gains attributable to MSRs[3]	0.68	0.86
Gains attributable to MSRs - Agency loans[4]	1.01	1.23

Discussion of Results:

•	The increase in loan origination fees was the result of the 9% increase in overall mortgage banking volume and an 8% increase in the origination fee rate.
•

A 24% year-over-year decline in the weighted-average servicing fee on Fannie Mae loan originations was the primary driver of the decrease in gains attributable to MSRs. Second quarter 2019 Fannie Mae volume included one $540 million portfolio that carried a signficantly lower servicing fee than a typical Fannie Mae loan.

•

The $12.1 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•

The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a significantly lower net interest margin year over year resulting from a flattening of the yield curve and the tightening of credit spreads.

•

The increase in net warehouse interest income from loans held for investment (“LHFI”) was due to a larger average balance of loans outstanding, as the Company’s principal lending and investing volume was a record in 2018 with few payoffs in the first half of 2019.

•

Escrow earnings and other interest income benefitted from an 8% increase in the average balance of escrow accounts outstanding from the second quarter of 2018 to the second quarter of 2019 due to the net increase in the servicing portfolio. Additionally, the average placement fee on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

•	The increase in property sales broker fees was primarily the result of the increase in property sales volume year over year.
•	The increase in other revenues was principally due to an increase in prepayment fees.

EXPENSES
(dollars in thousands)	Q2 2019	Q2 2018	$ Variance	% Variance
Personnel	$84,398	$71,426	$12,972	18%
Amortization and depreciation	37,381	35,489	1,892	5
Provision for credit losses	961	800	161	20
Interest expense on corporate debt	3,777	2,343	1,434	61
Other operating expenses	16,830	15,176	1,654	11
Total expenses	$143,347	$125,234	$18,113	14%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	42%	40%
Other operating expenses	8	9

Discussion of Results:

•

The growth in personnel expenses was largely the result of a 12% increase in average headcount and associated salaries and benefits as we continue to scale our business through strategic acquisitions and organic hiring and the substantial increase in commissions expense driven by greater total transaction volume and the associated revenues.

•	Amortization and depreciation increased due to the growth in the average balance of MSRs outstanding year over year.
•

An increase in the outstanding balance of our long-term debt was the primary driver of the increase in interest expense on corporate debt, partially offset by a lower interest rate. We refinanced and upsized our long-term debt in the fourth quarter of 2018.

•

The increase in other operating expenses stemmed primarily from increased office and travel costs due to the increase in our average headcount year over year and investments we are making in technology to improve the borrower experience and increase our employees’ productivity.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q2 2019	Q2 2018	$ Variance	% Variance
Walker & Dunlop net income	$42,196	$41,112	$1,084	3%
Adjusted EBITDA	62,609	49,969	12,640	25
Diluted EPS	$1.33	$1.26	$0.07	6%
Operating margin	28%	30%
Return on equity	18	20

Discussion of Results:

•

The increase in net income was the result of an 8% increase in income from operations, partially offset by an increase in the effective tax rate from 23% during the second quarter of 2018 to 26% for the second quarter of 2019. The increase in the effective tax rate was due to a reduction in excess tax benefits from employee stock option exercises and lower executive compensation deductions under the new tax laws.

•	The increase in adjusted EBITDA was driven by increases in nearly all components of cash revenues, partially offset by increases in cash personnel expenses and other operating expenses.
•	The decrease in return on equity is primarily related to the year-over-year increase in stockholders’ equity, which grew at a higher rate than net income.

KEY CREDIT METRICS
(dollars in thousands)	Q2 2019	Q2 2018	$ Variance	% Variance
At risk servicing portfolio[5]	$34,795,771	$29,951,211	$4,844,560	16%
Maximum exposure to at risk portfolio[6]	7,118,314	6,165,096	953,218	15
Defaulted loans	$20,981	$5,962	$15,019	252%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.06%	0.02%
Allowance for risk-sharing	0.02	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.11%	0.07%
Allowance for risk-sharing and guaranty obligation	0.83	0.75

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. There was one defaulted loan in our at risk servicing portfolio at June 30, 2019, which defaulted and was provisioned for during the first quarter of 2019. No adjustments were made to that specific loan provision during the second quarter of 2019. All other loans in the at risk portfolio are current and performing as of June 30, 2019.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $246.7 million at June 30, 2019 compared to $131.0 million at June 30, 2018. There was one defaulted loan in our interim loan portfolio at June 30, 2019, which defaulted and was provisioned for during the first quarter of 2019. In July 2019, a plan was agreed upon to recapitalize the project, bring in new property management, and extend the delinquent loan to allow the sponsor to correct weaknesses in the property. All other loans in the on-balance sheet interim loan portfolio are current and performing as of June 30, 2019. The interim loan joint venture holds $504.4 million of loans as of June 30, 2019, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of June 30, 2019.

YEAR-TO-DATE 2019 OPERATING RESULTS

Total transaction volume for the six months ended June 30, 2019 was $13.2 billion, a 20% increase from the same period last year.

Total revenues for the six months ended June 30, 2019 were $387.8 million compared to $325.7 million for the same period last year, a 19% increase. The change in total revenues was largely driven by (i) a 12% increase in gains from mortgage banking activities largely related to an increase in mortgage banking volume, (ii) an 8% increase in servicing fees related to growth in our servicing portfolio, (iii) a 73% increase in escrow earnings and other interest income resulting from an increase in escrow balances and the escrow earnings rate, (iv) a 216% increase in net warehouse interest income as a result of a substantially larger average balance of loans held for investment, and (v) 47% growth in other revenues due to increases in property sales broker fees, investment management fees, and prepayment fees.

Total expenses for the six months ended June 30, 2019 and 2018 were $274.7 million and $228.8 million, respectively. The 20% increase in total expenses was due to increases in all expense types. Personnel expense increased 23% year over year mostly due to increases in (i) salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business,

(ii) commissions expense resulting from higher loan origination fees due to the growth in mortgage banking and property sales volumes, and (iii) bonus expense resulting from improved company financial performance year over year. Personnel expenses as a percentage of total revenues increased slightly from 39% in 2018 to 40% in 2019. Amortization and depreciation costs increased 9% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year. Provision for credit losses increased substantially year over year. In the first quarter of 2019, we experienced two defaults on loans for which we have credit risk: a $21.0 million loan in our at risk servicing portfolio and a $14.7 million loan in our interim lending portfolio.  The credit quality in the remainder of our at risk servicing and interim loan portfolios remain strong, as seen in the credit quality statistics shown in the Key Credit Metrics section above. Interest expense on corporate debt increased 64% as the balance of our long-term debt increased, partially offset by a decrease in the interest rate. Other operating expenses increased 15% largely due to increases in (i) office and travel expenses due to the increase in average headcount year over year, (ii) investments we are making in technology to improve the borrower experience and increase our employees’ productivity, and (iii) other professional expenses.

Operating margin for the six months ended June 30, 2019 and 2018 was 29% and 30%, respectively. The slight decrease in operating margin was due to a 20% increase in total expenses and a 19% increase in total revenues.

Net income for the six months ended June 30, 2019 was $86.4 million compared to net income of $78.0 million for the same period last year, an 11% increase. The increase in net income was the result of a 17% increase in income from operations, partially offset by an increase in the effective tax rate from 20% during the first half of 2018 to 24% for the first half of 2019. The increase in the effective tax rate was due to lower realizable excess tax benefits year over year due primarily to (i) a substantial reduction in the number of options exercised in the first half of 2019 compared to the same period in 2018 and (ii) lower executive compensation deductions in the first half of 2019 relative to the same period in 2018 as a result of the new tax laws.

For the six months ended June 30, 2019 and 2018, adjusted EBITDA was $129.3 million and $102.1 million, respectively. The 27% increase was driven by growth in origination fees, servicing fees, net warehouse interest income, escrow earnings and other interest income, and other revenues, partially offset by increases in personnel expense and other operating expenses.

For the six months ended June 30, 2019 and 2018, return on equity was 19%.

DIVIDENDS AND SHARE REPURCHASES

On August 6, 2019, our Board of Directors declared a dividend of $0.30 per share for the third quarter 2019. The dividend will be paid September 9, 2019 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of August 23, 2019.

On February 5, 2019, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock over a one-year period beginning February 11, 2019. During the second quarter of 2019, we repurchased 30 thousand shares of our common stock at a weighted average price of $51.88 per share.  We have $48.5 million of share repurchase capacity remaining under our 2019 share repurchase program.

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  Includes mortgage banking volumes from our interim loan platform, our interim loan joint venture, and JCR separate accounts.

3  Excludes the income and mortgage banking volume from Principal Lending and Investing.

4  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

5  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

6  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, August 7, 2019 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 342-8591 from within the United States or (203) 518-9713 from outside the United States and are asked to reference the Conference ID: WDQ219. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and property sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, was ranked as one of FORTUNE Magazine's Fastest Growing Companies in 2014, 2017, and 2018, and has over 700 professionals in 32 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Additionally, adjusted EBITDA further excludes other significant activities that are not part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
(in thousands)
Assets
Cash and cash equivalents	$74,184	$109,862	$90,058	$165,062	$81,531
Restricted cash	15,454	17,561	20,821	16,226	29,986
Pledged securities, at fair value	119,289	117,566	116,331	109,062	105,803
Loans held for sale, at fair value	1,302,938	1,226,380	1,074,348	2,134,190	1,257,256
Loans held for investment, net	432,593	471,561	497,291	203,824	130,397
Servicing fees and other receivables, net	51,982	52,643	50,419	49,457	44,804
Derivative assets	22,420	27,605	35,536	28,182	26,632
Mortgage servicing rights	688,027	677,946	670,146	647,188	638,914
Goodwill and other intangible assets	183,286	183,449	177,093	157,077	157,240
Other assets	104,044	84,320	50,014	57,968	88,017
Total assets	$2,994,217	$2,968,893	$2,782,057	$3,568,236	$2,560,580

Liabilities
Accounts payable and other liabilities	$311,950	$306,515	$312,949	$275,460	$188,321
Performance deposits from borrowers	14,737	17,471	20,335	16,122	29,083
Derivative liabilities	35,122	29,891	32,697	524	8,669
Guaranty obligation, net	51,414	49,376	46,870	44,413	42,470
Allowance for risk-sharing obligations	7,964	6,682	4,622	4,663	4,070
Warehouse notes payable	1,313,955	1,335,461	1,161,382	2,156,999	1,250,642
Note payable	294,840	295,425	296,010	163,626	163,704
Total liabilities	$2,029,982	$2,040,821	$1,874,865	$2,661,807	$1,686,959

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	300	300	295	304	304
Additional paid-in capital	227,621	223,742	235,152	240,721	234,564
Accumulated other comprehensive income (loss)	892	226	(75)	(71)	(87)
Retained earnings	730,562	698,894	666,752	660,102	633,508
Total stockholders’ equity	$959,375	$923,162	$902,124	$901,056	$868,289
Noncontrolling interests	4,860	4,910	5,068	5,373	5,332
Total equity	$964,235	$928,072	$907,192	$906,429	$873,621
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,994,217	$2,968,893	$2,782,057	$3,568,236	$2,560,580

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(in thousands, except per share amounts)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
Revenues
Gains from mortgage banking activities	$106,881	$98,735	$124,166	$99,170	$102,237	$205,616	$183,746
Servicing fees	53,006	52,199	52,092	50,781	49,317	105,205	97,357
Net warehouse interest income	6,411	7,021	5,902	3,880	2,392	13,432	4,249
Escrow earnings and other interest income	14,616	14,068	14,423	11,938	9,276	28,684	16,624
Other	19,411	15,414	18,350	18,888	14,982	34,825	23,680
Total revenues	$200,325	$187,437	$214,933	$184,657	$178,204	$387,762	$325,656

Expenses
Personnel	$84,398	$71,631	$90,828	$79,776	$71,426	$156,029	$126,699
Amortization and depreciation	37,381	37,903	36,271	36,739	35,489	75,284	69,124
Provision for credit losses	961	2,675	(34)	519	800	3,636	323
Interest expense on corporate debt	3,777	3,652	3,179	2,429	2,343	7,429	4,522
Other operating expenses	16,830	15,492	19,359	14,535	15,176	32,322	28,127
Total expenses	$143,347	$131,353	$149,603	$133,998	$125,234	$274,700	$228,795
Income from operations	$56,978	$56,084	$65,330	$50,659	$52,970	$113,062	$96,861
Income tax expense	14,832	12,024	19,885	12,902	11,937	26,856	19,121
Net income before noncontrolling interests	$42,146	$44,060	$45,445	$37,757	$41,033	$86,206	$77,740
Less: net income (loss) from noncontrolling interests	(50)	(158)	(305)	41	(79)	(208)	(233)
Walker & Dunlop net income	$42,196	$44,218	$45,750	$37,716	$41,112	$86,414	$77,973
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	666	301	(4)	16	(53)	967	(180)
Walker & Dunlop comprehensive income	$42,862	$44,519	$45,746	$37,732	$41,059	$87,381	$77,793

Basic earnings per share	$1.36	$1.44	$1.47	$1.20	$1.31	$2.80	$2.49
Diluted earnings per share	1.33	1.39	1.41	1.15	1.26	2.72	2.40
Cash dividends declared per common share	0.30	0.30	0.25	0.25	0.25	0.60	0.50

Basic weighted average shares outstanding	29,985	29,680	30,109	30,423	30,256	29,834	30,139
Diluted weighted average shares outstanding	30,744	30,684	31,265	31,606	31,495	30,720	31,286

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(dollars in thousands, except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
Transaction Volume:
Components of Mortgage Banking Volume
Fannie Mae	$2,357,560	$1,982,810	$2,598,306	$1,697,165	$2,269,544	$4,340,370	$3,510,046
Freddie Mac	1,532,939	1,573,634	2,110,741	2,225,089	1,316,491	3,106,573	2,636,468
Ginnie Mae - HUD	191,502	178,258	218,447	197,428	230,710	369,760	583,126
Brokered (1)	1,945,006	1,434,129	2,771,613	2,396,258	1,656,348	3,379,135	3,230,257
Principal Lending and Investing (2)	177,844	75,862	644,464	253,751	236,355	253,706	261,068
Total Mortgage Banking Volume	$6,204,851	$5,244,693	$8,343,571	$6,769,691	$5,709,448	$11,449,544	$10,220,965
Property Sales Volume	1,101,518	696,611	1,009,885	882,100	483,575	1,798,129	821,320
Total Transaction Volume	$7,306,369	$5,941,304	$9,353,456	$7,651,791	$6,193,023	$13,247,673	$11,042,285

Key Performance Metrics:
Operating margin	28%	30%	30%	27%	30%	29%	30%
Return on equity	18	20	20	17	20	19	19
Walker & Dunlop net income	$42,196	$44,218	$45,750	$37,716	$41,112	$86,414	$77,973
Adjusted EBITDA (3)	62,609	66,684	59,639	58,323	49,969	129,293	102,119
Diluted EPS	1.33	1.39	1.41	1.15	1.26	2.72	2.40

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	42%	38%	42%	43%	40%	40%	39%
Other operating expenses	8	8	9	8	9	8	9
Key Revenue Metrics (as a percentage of mortgage banking volume):
Origination related fees (4)	1.08%	1.11%	0.91%	0.89%	1.00%	1.09%	1.04%
Gains attributable to MSRs (4)	0.68	0.79	0.69	0.61	0.86	0.73	0.80
Gains attributable to MSRs--Agency (5)	1.01	1.10	1.08	0.96	1.23	1.05	1.18

Other Data:
Market capitalization at period end	$1,636,483	$1,564,461	$1,310,151	$1,650,392	$1,739,097
Closing share price at period end	$53.21	$50.91	$43.25	$52.88	$55.65
Average headcount	735	732	709	687	659

Components of Servicing Portfolio:
Fannie Mae	$38,236,807	$36,835,756	$35,983,178	$34,737,863	$33,606,531
Freddie Mac	31,811,145	31,367,939	30,350,724	29,084,202	28,197,494
Ginnie Mae - HUD	10,066,874	9,986,488	9,944,222	9,775,743	9,653,432
Brokered (6)	9,535,470	9,227,409	9,127,640	6,753,234	6,232,255
Principal Lending and Investing (7)	246,729	274,090	283,498	134,592	131,029
Total Servicing Portfolio	$89,897,025	$87,691,682	$85,689,262	$80,485,634	$77,820,741
Assets under management (8)	1,595,446	1,427,334	1,442,735	1,130,595	932,318
Total Managed Portfolio	$91,492,471	$89,119,016	$87,131,997	$81,616,229	$78,753,059

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.4	24.0	24.3	25.0	25.4
Weighted-average remaining term (years)	9.8	9.8	9.8	9.8	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes mortgage banking volumes from our interim lending platform, our interim lending joint venture, and JCR separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and mortgage banking volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and JCR assets under management.

KEY CREDIT METRICS

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2019	2019	2018	2018	2018
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$30,996,641	$29,810,556	$28,807,241	$27,432,284	$26,133,613
Fannie Mae Modified Risk	7,180,234	6,958,339	7,112,702	7,234,366	7,352,372
Freddie Mac Modified Risk	52,938	52,948	52,959	53,074	53,083
Total risk-sharing servicing portfolio	$38,229,813	$36,821,843	$35,972,902	$34,719,724	$33,539,068

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$59,932	$66,861	$63,235	$71,213	$120,546
Freddie Mac No Risk	31,758,207	31,314,991	30,297,765	29,031,128	28,144,411
GNMA - HUD No Risk	10,066,874	9,986,488	9,944,222	9,775,743	9,653,432
Brokered	9,535,470	9,227,409	9,127,640	6,753,234	6,232,255
Total non-risk-sharing servicing portfolio	$51,420,483	$50,595,749	$49,432,862	$45,631,318	$44,150,644
Total loans serviced for others	$89,650,296	$87,417,592	$85,405,764	$80,351,042	$77,689,712
Interim loans (full risk) servicing portfolio	246,729	274,090	283,498	134,592	131,029
Total servicing portfolio unpaid principal balance	$89,897,025	$87,691,682	$85,689,262	$80,485,634	$77,820,741

Interim Loan Joint Venture Managed Loans (1)	$574,430	$413,421	$404,670	$292,801	$119,124

At risk servicing portfolio (2)	$34,795,771	$33,438,052	$32,533,838	$31,152,864	$29,951,211
Maximum exposure to at risk portfolio (3)	7,118,314	6,985,874	6,666,082	6,406,925	6,165,096
Defaulted loans	20,981	20,981	11,103	11,103	5,962
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	20,981	20,981	11,103	11,103	5,962

Defaulted loans as a percentage of the at risk portfolio	0.06%	0.06%	0.03%	0.04%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02	0.02	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk loan balances	37.96	31.85	41.63	42.00	68.27
Allowance for risk-sharing as a percentage of maximum exposure	0.11	0.10	0.07	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.83	0.80	0.77	0.77	0.75

(1)

As of June 30, 2019, March 31, 2019, December 31, 2018, and September 30, 2018, this balance consists of $70.1 million of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. For June 30, 2018, the entire balance consists of interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Six months ended June 30,
(in thousands)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	2019	2018
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$42,196	$44,218	$45,750	$37,716	$41,112	$86,414	$77,973
Income tax expense (benefit)	14,832	12,024	19,885	12,902	11,937	26,856	19,121
Interest expense on corporate debt	3,777	3,652	3,179	2,429	2,343	7,429	4,522
Amortization and depreciation	37,381	37,903	36,271	36,739	35,489	75,284	69,124
Provision (benefit) for credit losses	961	2,675	(34)	519	800	3,636	323
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	4,733	7,150	5,572	7,594	5,332	11,883	10,793
Gains attributable to mortgage servicing rights (1)	(41,271)	(40,938)	(53,088)	(39,576)	(47,044)	(82,209)	(79,737)
Unamortized issuance costs from early debt extinguishment	—	—	2,104	—	—	—	—
Adjusted EBITDA	$62,609	$66,684	$59,639	$58,323	$49,969	$129,293	$102,119

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.